                            AGREEMENT TO PURCHASE MOTEL

                                     BETWEEN

              TEACHERS' RETIREMENT SYSTEM OF THE STATE OF ILLINOIS

                                       AND

                                HOST FUNDING INC.



                          DATED:  _______________, 1996

                           AGREEMENT TO PURCHASE MOTEL

                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE
-------                                                                     ----
1    DEFINITIONS AND REFERENCES. . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  References and Interpretation. . . . . . . . . . . . . . . . . . .   4

2    SALE AND PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.1  Sale and Purchase. . . . . . . . . . . . . . . . . . . . . . . . .   5

3    PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.1  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.2  Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.3  Payment of the Balance of the Purchase Price . . . . . . . . . . .   6

4    PURCHASER'S INSPECTIONS AND INVESTIGATIONS. . . . . . . . . . . . . . .   6
     4.1  Deliveries to Purchaser. . . . . . . . . . . . . . . . . . . . . .   6
     4.2  Review and Inspection. . . . . . . . . . . . . . . . . . . . . . .   8
     4.3  "As Is" Sale . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

5    REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . .  11
     5.1  Representations and Warranties of Seller . . . . . . . . . . . . .  11
     5.2  Representations and Warranties of Purchaser. . . . . . . . . . . .  13
     5.3  Duration of Representations and Warranties . . . . . . . . . . . .  13

6    CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.2  Closing Escrow . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.3  Title Commitment . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.4  Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

7    CLOSING DELIVERIES; POSSESSION. . . . . . . . . . . . . . . . . . . . .  15
     7.1  Seller's Deliveries. . . . . . . . . . . . . . . . . . . . . . . .  15
     7.2  Purchaser's Deliveries . . . . . . . . . . . . . . . . . . . . . .  16
     7.3  Concurrent Transactions. . . . . . . . . . . . . . . . . . . . . .  16
     7.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  16
     7.5  Possession . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

8    ADJUSTMENTS AND PRORATIONS:  CLOSING STATEMENTS . . . . . . . . . . . .  16
     8.1  Adjustments and Prorations . . . . . . . . . . . . . . . . . . . .  16
     8.2  Closing Statements . . . . . . . . . . . . . . . . . . . . . . . .  18

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ARTICLE                                                                     PAGE
-------                                                                     ----
9    CONDITIONS TO SELLER'S OBLIGATIONS. . . . . . . . . . . . . . . . . . .  19
     9.1  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     9.2  Failure of Conditions. . . . . . . . . . . . . . . . . . . . . . .  19

10   CONDITIONS TO PURCHASER'S OBLIGATIONS . . . . . . . . . . . . . . . . .  19
     10.1 Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     10.2 Failure of Conditions. . . . . . . . . . . . . . . . . . . . . . .  19

11   ACTIONS AND OPERATIONS PENDING CLOSING. . . . . . . . . . . . . . . . .  20
     11.1 Actions and Operations Pending Closing . . . . . . . . . . . . . .  20

12   CASUALTIES AND TAKINGS. . . . . . . . . . . . . . . . . . . . . . . . .  20
     12.1 Casualties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     12.2 Takings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

13   EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     13.1 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

14   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     14.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

15   ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     15.1 Additional Covenants . . . . . . . . . . . . . . . . . . . . . . .  22

16   EXCULPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     16.1 Exculpation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     16.2 Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

Exhibit A Legal Description
Exhibit B Permitted Exceptions
Exhibit C FIRPTA Certificate

                           AGREEMENT TO PURCHASE MOTEL


     THIS AGREEMENT TO PURCHASE MOTEL ("AGREEMENT") is made as of this ______ day of _______________, 1996, by and between TEACHERS' RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created under the laws of the State of Illinois ("Seller") and HOST FUNDING, INC., a Maryland corporation or its permitted assignee as provided herein ("Purchaser").

                                R E C I T A L S:

     A. Seller is the fee owner of the real property approximately 1.414 acres in size and legally described in Exhibit A hereto, which real property has been improved with (i) two (2) two (2) story motel buildings containing 90 guest rooms; (ii) parking areas; and (iii) certain other improvements and which is commonly known as the Flagstaff Super 8 Motel located in Flagstaff, Coconino County, Arizona (collectively, the "Motel").

     B. Seller desires to sell, and Purchaser desires to purchase, the Motel upon and subject to the terms and conditions hereinafter set forth.

                               A G R E E M E N T S

     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

     1.1 DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated below:

     ACCOUNTANTS:  As defined in Section 8.2.

     AGREEMENT: This Agreement to Purchase Motel, including the Exhibits attached hereto, which are incorporated herein by this reference.

     BOOKINGS: Contracts for the use or occupancy of guest rooms of the Motel.

     CAPITAL: Capital Associates Realty Advisors Corp., an Illinois corporation.

     CLOSING:  As defined in Section 6.1.

     CLOSING DATE:  As defined in Section 6.1.

     CLOSING STATEMENTS: The Preliminary and Final Closing Statements required under the provisions of Section 8.2.

     CONSUMABLES: All engineering, maintenance, housekeeping and guest supplies, including soap, cleaning materials and matches, stationery and printing, and other supplies of all kinds, in each case whether partially used, unused or held in reserve storage for future use or in connection with the maintenance and operation of the Motel, which are on hand on the date hereof, subject to such depletion and restocking as shall occur and be made in the normal course of business, excluding, however, (i) Operating Equipment, and (ii) property owned by guests, Manager or its employees or other persons furnishing services to the Motel.

     CONTINUING OBLIGATIONS: All commitments, promotional and other obligations to provide free or discounted guest rooms at the Motel which have not been satisfied in full as of the Closing Date and which are not included in the Motel Contracts.

     CUT-OFF TIME:  12:01 A.M. local time on the Closing Date.

     DEPOSIT:  As defined in Section 3.2.

     ESCROW: The escrow to be created for the purpose of facilitating the Closing.

     ESCROWEE:  Near North National Title Corporation.

     ESCROW INSTRUCTIONS: The escrow instructions to be executed and delivered by the parties hereto (or their respective attorneys, who are hereby authorized by the parties to execute same) and the Escrowee for closing of the transactions contemplated hereby.

     FINAL CLOSING STATEMENT: The Final Closing Statement required under the provisions of Section 8.2.

     FIXTURES AND TANGIBLE PERSONAL PROPERTY: All fixtures, furniture, furnishings, fittings, equipment (including laundry equipment), cars, trucks, machinery, apparatus, signage, appliances, draperies, carpeting and other articles of personal property used or useable in connection with any part of the Motel, subject to such depletion, resupply, substitutions and replacements as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however: (i) Consumables;
(ii) Operating Equipment; (iii) equipment and property leased pursuant to Motel Contracts; (iv) property owned by guests, Manager or its employees or other persons furnishing services to the Motel; and (v) Improvements.

     FIRPTA CERTIFICATE: A certificate in the form attached hereto as Exhibit C, to be delivered by Seller to Purchaser at the Closing.

     IMPOSITIONS: All general and special real estate, personal property and other ad valorem taxes and assessments assessed or levied against or with respect to the Property, or any part thereof or any interest therein, and all sales, occupancy, room and other taxes incurred in connection with the Motel's operation.

     IMPROVEMENTS: The buildings, structures (surface and sub-surface) and other improvements, including such fixtures as shall constitute real property, located on the Real Property and constituting the Motel located in Flagstaff, Arizona.

     LEGAL REQUIREMENTS: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities having jurisdiction over the Motel and the operation thereof.

     MANAGER: Crossroads Hospitality Company, L.L.C., a Delaware limited liability company.

     MOTEL:  As defined in Recital A to this Agreement.

     MOTEL CONTRACTS: All service, maintenance, purchase order, lease and other contracts and agreements, including equipment leases, and any amendments thereto, with respect to the maintenance, operation, provisioning or equipping of the Motel or the Property, as well as written warranties and guaranties relating thereto, if any, including those relating to heating and cooling equipment and/or mechanical equipment, but excluding, however (i) insurance policies and (ii) the Bookings.

     NOTICES:  As defined in Section 14.1.

     OPERATING EQUIPMENT: All linens and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Motel, which are on hand on the date hereof, subject to such depletion and restocking as shall be made in the normal course of business, excluding, however, (i) Consumables, and (ii) property owned by guests, Manager or its employees or other persons furnishing services to the Motel.

     OPERATING LEASE: The Super 8 Lease Agreement dated December 15, 1994, by and between Seller and Manager.

     PERMITS: All licenses, franchises and permits, certificates of occupancy, authorizations and approvals issued to Seller and used in or relating to the ownership, occupancy or operation of any part of the Motel, excluding any the foregoing which are not transferable by Seller.

     PERMITTED EXCEPTIONS: Any and all liens, encumbrances, restrictions, exceptions and other matters specified in Exhibit B.

     PRELIMINARY CLOSING STATEMENT: The Preliminary Closing Statement required by Section 8.2.

     PROPERTY:  The following items, collectively, as they relate to the
Motel: (i) the Real Property; (ii) the Fixtures and Tangible Personal Property; (iii) the Operating Equipment; (iv) the Consumables; (v) all transferable right, title and interest of Seller in, to and under the Motel Contracts and Bookings; and (vi) all transferable right, title and interest of Seller in, to and under the Permits.

     PURCHASE PRICE:  As defined in Section 3.1.

     REAL PROPERTY: Title to the real property legally described on Exhibit A hereto and to the Improvements.

     RECEIVABLES: The accounts receivable of the Motel operation (including, without limitation, credit card receivables) incurred in the ordinary course of business in accordance with the Motel's credit policies in existence as of the Cut-off Time.

     TITLE COMMITMENT: The commitment for title insurance issued in accordance with Section 6.3(b).

     TITLE COMPANY: Near North National Title Corporation, as agent for First American Title Insurance Company.

     TITLE POLICY:  As defined in Section 7.1(d).

     VIOLATION: Any condition with respect to the Property which constitutes a violation of any Legal Requirements.

     1.2 REFERENCES AND INTERPRETATION. Except as otherwise specifically indicated, all references herein to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references herein to Exhibits refer to the Exhibits attached hereto. The words "hereby," "hereof," "herein," "hereto," "hereunder," "hereinafter," and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement. The terms "include," "including" and similar terms shall be nonreturnable and construed as if followed by the phrase "without being limited to." Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa. Words importing persons shall include firms, associations, partnerships (including limited partnership), trusts, corporations and other legal entities, including public bodies, as well as natural persons. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day; otherwise, all references herein to "days" shall mean calendar days.

                                   ARTICLE 2
                                SALE AND PURCHASE

     2.1 SALE AND PURCHASE. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property on the terms and subject to the conditions set forth in this Agreement.

                                   ARTICLE 3.
                                 PURCHASE PRICE

     3.1 PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be Five Million Two Hundred Fifty Thousand Dollars
($5,250,000.00).

     3.2   DEPOSIT.

          (a) Within two (2) business days following Seller's acceptance of this Agreement, Purchaser shall initially deposit with the Title Company the sum of Seventy-Five Thousand Dollars ($75,000.00) (the "Initial Deposit"), which Initial Deposit shall be increased to One Hundred Thousand Dollars ($100,000.00) (the "Final Deposit," and, together with the Initial Deposit, the "Deposit") upon the expiration of the Due Diligence Period (as hereinafter defined) if Purchaser does not elect to terminate this Agreement at that time. The Deposit shall be held in escrow by the Title Company pursuant to the Title Company's standard form of strict joint order escrow instructions. If Purchaser elects to extend the Closing Date pursuant to Section 6.1, the additional Twenty-Five Thousand Dollars ($25,000.00) to be deposited therefor shall be part of the Deposit and the Deposit shall then be One Hundred Twenty-Five Thousand Dollars ($125,000.00) as of the expiration of the Due Diligence Period.

          (b) In the event the Initial Deposit is not delivered within the period provided in Section 3.2(a), then Seller shall have the right to terminate this Agreement, whereupon this Agreement shall be null and void and neither party shall have any rights or obligations hereunder. The Deposit (together with any interest earned thereon) shall be held and invested in U.S. Government obligations, certificates of deposit, money market funds or such other interest-bearing investment as Seller shall determine, and all interest and other earnings thereon shall become a part of the Deposit. The funds representing the Final Deposit shall be deposited in the joint order escrow and shall be governed thereby. Purchaser shall be responsible to pay for any and all costs related to the investment of the Deposit. At Closing, the Deposit (together with any interest earned thereon) shall be paid and applied against the Purchase Price. Purchaser shall have the right to terminate this Agreement for any reason by written notice thereof delivered to

     Seller within the Due Diligence Period, and upon such termination, the Deposit (together with any interest earned thereon) shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder. Upon the expiration of the Due Diligence Period, as extended, if applicable, the Deposit shall be non-refundable, except as otherwise provided herein, and Purchaser shall be deemed to have accepted the condition of the Property. If this Agreement is terminated by Seller pursuant to Section 9.2 hereof, then except as expressly provided in said
     Section 9.2, the parties agree that Seller shall be entitled to receive the entire Deposit as liquidated damages. The parties agree that the amount of liquidated damages described in the preceding sentences, as applicable, is a reasonable sum considering all of the circumstances existing as of the date hereof, including the relationship of such sum to the amount of harm to Seller that reasonably could be anticipated, Seller's anticipated use of the proceeds of sale and the fact that actual damages would be impossible to determine.

          PURCHASER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER'S DAMAGE BY REASON OF PURCHASER'S DEFAULT. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT THE APPLICABLE FOREGOING AMOUNT OF LIQUIDATED DAMAGES IS REASONABLE AS LIQUIDATED DAMAGES AND SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN LIEU OF ANY OTHER RELIEF, RIGHT OR REMEDY, AT LAW OR IN EQUITY, TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY REASON OF PURCHASER'S DEFAULT. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 3.2 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

     Seller's Initials __________                Purchaser's Initials __________

     3.3 PAYMENT OF THE BALANCE OF THE PURCHASE PRICE. On the Closing Date, Purchaser agrees to pay to Seller and Seller agrees to accept payment of the balance of the Purchase Price, subject to prorations and adjustments as provided in Section 8.1, and after application of the Deposit as provided in Section 3.2, by wire transfer of federal funds, to an account specified by the Escrowee pursuant to the Escrow Instructions.

                                   ARTICLE 4
                   PURCHASER'S INSPECTIONS AND INVESTIGATIONS

     4.1 DELIVERIES TO PURCHASER. The obligation of Purchaser to close the transaction contemplated hereby is subject to Purchaser's receipt, review, inspection and approval of the Property, and such other books, records, documents and agreements as may be reasonably requested by Purchaser and delivered by Seller and any other information that Purchaser may obtain regarding the Property; provided, however, that Purchaser's right to inspect the Property shall be subject to Section 4.2. Purchaser shall have until 5:00 p.m. Central Standard Time on

January 15, 1997, to conduct such inspections (the "Due Diligence Period"), subject to extension as provided in Section 3.2 above. Within ten (10) days after the execution of this Agreement by Seller and Purchaser, Seller shall deliver to Purchaser the following items, data and/or information to the extent Seller is in possession or control of such items:

           (i) the most recent environmental report(s) with respect to the Property;

           (ii) maintenance, service or utility contracts; warranties, guarantees, licenses, permits (including franchise or license agreements relating to the operation of the Motel), plans, drawings, engineering reports, specifications, site plans, and certificates of occupancy, relating to the Property or the operation of the Motel;

          (iii) all of the real estate and personal property tax statements, if any, with respect to the Property for the years 1995 and 1996;

           (iv) utility invoices relating to the Property from January 1, 1996 to the present, to the extent available;

           (v) any financial statements prepared by or for Seller regarding the Property and/or the Motel, including monthly income and expense statements for the Property and/or the Motel from January 1, 1994, to the present, in the form customarily used by Seller (and accompanying data), and such other financial and operational data as Purchaser shall reasonably require for the years 1994, 1995, and 1996;

          (vi) a list of the amount and nature of the capital expenditures incurred with respect to the Property and/or the Motel during the preceding twenty-four (24) months;

          (vii) the most recent franchise inspection reports prepared by the franchisor or licensor and with respect to the Property and/or the Motel;

           (viii) an inventory of the Fixtures and Tangible Personal Property, if any;

            (ix) any leases and other documents relating to existing telephone, computer and other support services with respect to the Property and/or the Motel; and

           (x) any ground or similar type leases with respect to or associated with the Property and/or the Motel.

     If, for any reason, Purchaser, in its sole discretion, is not satisfied with any of the foregoing on or before expiration of the Due Diligence Period, then Purchaser, at its option, upon giving Seller written notice thereof at any time on or before expiration of the Due Diligence Period, may elect to terminate this Agreement, in which event the Deposit shall forthwith be returned to Purchaser, and thereupon, this Agreement shall become null and void and neither party shall have any further rights and obligations hereunder. Purchaser's failure to give Seller such notice of termination on or before the expiration of the Due Diligence Period shall be deemed to be Purchaser's election to accept this Agreement and close this transaction as aforesaid. Any and all information delivered to Purchaser by Seller pursuant to this Agreement shall be confidential and Purchaser shall not disclose the same to any person or entity other than Purchaser's counsel, accountant, agents, contractors, representatives and lender consulted in connection with the acquisition of the Motel; and Purchaser covenants that it shall use its best efforts to require such persons to also keep the same confidential. In the event Purchaser causes to be conducted on the Real Property an environmental assessment (the "Report"), Purchaser shall immediatly deliver to Seller a copy of the Report upon receipt thereof.

     4.2   REVIEW AND INSPECTION.

          (a) INSPECTION OF MOTEL. Prior to the close of the Due Diligence Period, subject to the rights of Manager under the Operating Lease, Seller shall allow Purchaser and its agents or representatives to enter upon and inspect the Real Property for such purposes as Purchaser may reasonably require, provided such inspections do not unreasonably interfere with the continued operation of the Motel in the ordinary course of business. Purchaser agrees that the results of any inspections, tests, investigations and examinations as Purchaser may desire to perform pursuant to the foregoing shall be treated as confidential, and Purchaser shall not disclose the same to any person or entity other than Purchaser's counsel, accountants, agents, contractors, representatives and lenders consulted in connection with the acquisition of the Motel; Purchaser covenants that it shall use its best efforts to require such persons to also keep the same confidential. In the event that the transaction contemplated hereby is not consummated, any and all reports, financial and operating information obtained by Purchaser or its representatives from Seller or its representatives shall be immediately returned to Seller. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all loss, damage, liability and expense (including reasonable attorneys' fees and other litigation expense) which Seller may suffer, sustain or incur arising from property damage or personal injury or claim of lien against the Property resulting from the activities permitted by this Section 4.2. The provisions of this Section 4.2 shall survive the Closing or termination of this Agreement.

          (b) MOTEL FRANCHISOR COMMUNICATIONS. Following the execution and delivery of this Agreement by Seller and the payment of the Deposit by Purchaser, and prior to the Closing, Purchaser shall have the right to communicate, both in writing and verbally, with the franchisor of the Motel upon reasonable prior notice to Seller. Except as otherwise expressly set forth in Section 5.1 herein, Purchaser acknowledges and agrees that Seller has made no representation, warranty or covenant whatso-ever pertaining to any motel franchises, license agreements or related matters, it being expressly agreed and understood that Purchaser's obligation to purchase the Property is not conditioned in any way upon Seller, Purchaser or any other party breaching any agreement pertaining to motel franchises or license agreements. Purchaser further acknowledges and agrees that, prior to Closing, it must obtain (i) the written approval of Super 8 Motels, Inc. of the transfer of the existing motel franchise agree-ment from Seller to Purchaser, and (ii) the execution of a new franchise agreement between Super 8 Motels, Inc. and Purchaser.

     4.3   "AS IS" SALE.

          (a) Purchaser acknowledges that Purchaser is acquiring the Property "AS IS, WHERE IS, WITH ALL FAULTS" and that, except as otherwise provided in Section 5.1 below, no representations, warranties, guaranties, promises, statements or estimates regarding the Property, its motel franchise affiliation, its physical condition, past or future income, expenses or operations, of any nature whatsoever upon which Purchaser is relying, whether written or oral, express or implied, in fact or in law, have been made by Seller, any real estate broker, agent, employee, attorney-in-fact or at law or other person representing or purporting to represent Seller, or otherwise, and that Purchaser is entering into this Agreement knowing that Purchaser's decision whether or not to purchase the Property will be based solely on its own examination, investigation and judgment. Purchaser hereby acknowledges and agrees that (i) it understands that Seller has not authorized any real estate broker, agent, employee, attorney-in-fact or at law or other person to make any representation, statement or agreement on behalf of Seller in connection with the transactions contemplated hereby;
     (ii) except as otherwise provided in Section 5.1 below, Seller has made and shall make no representations or warranties whatsoever concerning the information or materials furnished to Purchaser; and (iii) it is aware that Super 8 Motels, Inc. may deliver to Seller a punchlist of work, which work is required to be completed at the Property and, if Purchaser acquires the Property, Purchaser shall be solely responsible for all costs to complete such punchlist.

          (b) EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.1 BELOW, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES (OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN OR IN ANY DOCUMENT WHICH MAY BE EXECUTED BY SELLER AND DELIVERED AT CLOSING) PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, SUBSURFACE CONDITION OF THE PROPERTY; (ii) THE INCOME TO BE DERIVED FROM THE PROPERTY; (iii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THERE-

     ON; (iv) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (v) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (vi)
     THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (vii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; OR (viii) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN SECTION 5.1, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR THE EXISTENCE IN OR ON THE PROPERTY (OR ANY PORTION THEREOF) OF HAZARDOUS MATERIALS. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR ITS RELIANCE ON THE REPRESENTATIONS OF SELLER SET FORTH HEREIN AND SECTION 5.1, THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS-WHERE IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE CONSIDERATION PAID FOR THE PURCHASE OF THE PROPERTY REFLECTS THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. IN ADDITION, PURCHASER ACKNOWLEDGES THAT SELLER IS UNDER NO OBLIGATION TO RESEARCH OR INVESTIGATE ANY MATTER OR CONDITION RELATING TO THE PROPERTY AND KNOWLEDGE OF ANY MATTER BY SELLER, IF ANY, IS LIMITED SOLELY TO THE ACTUAL KNOWLEDGE OF SELLER, IF NOT FURTHER LIMITED BY EXPRESS PROVISIONS OF THIS AGREEMENT.

          NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, PURCHASER HEREBY RELEASES SELLER FROM ANY LIABILITY, CLAIMS, DAMAGES, PENALTIES, COSTS, FEES, CHARGES, LOSSES, CAUSES OF ACTION, DEMANDS, EXPENSES OF ANY KIND OR NATURE, STATUTORY OR COMMON LAW, RESULTING FROM THE PRESENCE, REMOVAL OR OTHER REMEDIATION OF HAZARDOUS MATERIALS, IN, ON, UNDER OR ABOUT THE PROPERTY OR WHICH HAS MIGRATED FROM ADJACENT LANDS TO THE PROPERTY OR FROM THE PROPERTY TO ADJACENT LANDS.

          As used in this subparagraph (b) the term "Hazardous Materials" shall mean and include (A) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et. seq.) ("CERCLA") or any regulations promulgated under or pursuant to CERCLA; (B) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. seq.) ("RCRA") or regulations promulgated under or pursuant to RCRA; (C) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (D) oil and petroleum products; (E) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (F) polychlorinated biphenyls; (G) radon gas; and (H) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic to human health or the environment under any Environmental Laws. As used herein, "Environmental Laws" shall mean and include all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which any portion of the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of any portion of the Property, or the use of any portion of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

          Except as expressly included within the meaning of a Breach (as hereinafter defined), Purchaser hereby waives, relinquishes and releases any and all rights, claims and causes of action which Purchaser may have or may be entitled to assert against Seller under or with respect to the Property or the condition thereof, including without limitation, any and all rights, claims and causes of action under or with respect to Title 42 of the United States Code, Section 9601 et seq., or both. Purchaser expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Purchaser explicitly took that into account in determining the consideration for the execution of this Agreement, and a portion of said consideration, having been bargained for between the parties with the knowledge of the possibility of such unknown losses or claims, was given in exchange for a full accord, satisfaction and discharge of all such losses or claims.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. As of the date Seller and Purchaser have executed this Agreement, Seller represents and warrants to Purchaser that:

          (a) This Agreement and all other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transaction contemplated hereby have been, or at the appropriate time will be, duly executed and delivered and constitute or, upon such execution and delivery will constitute, the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to general principles of equity and to the effect of any bankruptcy, reorganization, moratorium, insolvency or other laws affecting the rights of creditors generally;

          (b) Seller has taken all action required to authorize its execution of this Agreement and such other documents;

          (c) Seller has good and marketable fee simple title to the Property, which will be subject to the Permitted Exceptions;

          (d) No condemnation or other eminent domain proceedings have been instituted for which Seller has notice thereof or, to best of Seller's current actual knowledge, threatened against the Property;

          (e) To the best of Seller's current actual knowledge, (i) all laws, ordinances, rules and regulations of any government, or any agency, body or subdivision thereof, relating to the Property, have been mutually complied with, (ii) the present operation of the Property is in substantial compliance with all such ordinances, rules and regulations, and (iii) the present occupation of the Property is in accordance with certificates of occupancy and other permits and licenses issued or required by appropriate governmental authorities;

          (f) All items furnished to Seller in accordance with Section 4.1 of this Agreement are, to the best of Seller's knowledge, in all material respects, accurate, complete, and true as of the date furnished and will be as of the Closing Date;

          (g) Seller has received no written notice of any threatened, and there currently is no pending, litigation which involves or affects the Property, except to the extent covered by insurance maintained by Seller or on behalf of Seller;

          (h) Other than as set forth herein, or disclosed to Purchaser by Seller, there are and will be no material agreements at Closing which Purchaser will be required to assume with respect to the operation of the Property. The term "material agreements" for the purposes of this
     Section 5.1 shall mean any agreements requiring an annual expenditure by Seller in excess of $10,000.00, or which are for a term in excess of one
     (1) year;

          (i)   Seller has no employees at the Property;

          (j) Seller has granted no rights of first refusal or options to purchase the Property;

          (k) To the best of Seller's current actual knowledge, the franchise and/or licensing agreements with respect to the Super 8 Motels, Inc. are in full force and effect and Seller is not in default thereunder;

          (l) At closing, there shall be at least thirty (30) days of normal and/or customary operating supplies located at the Property; and

          (m) At closing, there shall be 2 1/2 turns of linens at the Property.

     Seller's representations and warranties contained in this Section
5.1 shall survive the Closing for a period of twelve (12) months from the date of Closing ("Survival Period"). In the event that any breach of representation or warranty ("Breach") of Seller is discovered by Purchaser after Closing and Purchaser notifies Seller of such Breach within the Survival Period, Seller shall have a reasonable period of time, not to exceed thirty (30) days, to use all due diligence to cure such Breach and, upon Seller's failure to cure same, Seller shall be liable for, and Seller hereby indemnifies and holds Purchaser harmless against, all claims, losses, damages, liabilities, costs, expenses and charges which Purchaser may actually incur as a direct result of any such Breach. In order to retain rights pursuant to this grammatical paragraph with respect to a Breach, Purchaser shall file a written claim with Seller within the Survival Period or any claim with respect to such Breach shall be deemed waived. If Seller does not cure the Breach, any legal action relating to such claim must then be filed with the appropriate court within six (6) months after the Survival Period. If a legal action is not so filed, Purchaser shall be deemed to have waived any legal action relating to the subject claim. If Purchaser or any of its officers, agents or employees discover, are informed of or acquire actual knowledge of any Breach prior to the Closing Date, Purchaser shall notify Seller thereof. Purchaser shall have no right or remedy under this grammatical paragraph with respect to, and shall be deemed to have waived, any Breach of Seller if Purchaser had knowledge of the Breach prior to the Closing Date and Purchaser failed to notify Seller in writing prior to such date. For purposes of this Section 5.1, phrases "to the best of Seller's knowledge" and "to the best of Seller's current knowledge" mean the knowledge, without due inquiry, of Thomas J. Pabian and Alasdair Cripps of Capital.

     5.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to and covenants with Seller that this Agreement and all other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transaction contemplated hereby have been, or at the appropriate time will be, duly executed and delivered and constitute or, upon such execution and delivery will constitute, the legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms and provisions, subject, however, to general principles of equity and to the effect of any bankruptcy, reorganization, moratorium, insolvency or other laws affecting the rights of creditors generally, that Purchaser has taken all action required to authorize its execution of this Agreement and such other documents to acquire the Property.

     5.3 DURATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in Sections 5.1 and 5.2 shall be deemed restated on and as of the Closing Date and shall not, except as otherwise expressly provided herein, survive the Closing.

                                   ARTICLE 6
                                 CLOSING MATTERS

     6.1 CLOSING. The closing of the transaction contemplated hereby (the "Closing") shall take place at the offices of the Title Company in Chicago, Illinois, on February 17, 1997 (the "Closing Date"). So long as Purchaser is not in default hereunder, Purchaser shall have the right to extend the Closing Date to March 19, 1997, by giving written notice thereof to Seller upon the expiration of the Due Diligence Period and, at that time, depositing an additional Twenty-Five Thousand Dollars ($25,000.00) into the Deposit escrow.

     6.2 CLOSING ESCROW. The transaction contemplated hereby shall be closed by means of an escrow, with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy and payment of the Purchase Price. Seller and Purchaser shall each pay fifty percent (50%) of any charges of the Title Company for such escrow closing. This Agreement shall not be merged into the Escrow Instructions, but the Escrow Instructions shall be deemed auxiliary to this Agreement, and, as between the parties hereto, the provisions of this Agreement shall govern and control.

     6.3 TITLE COMMITMENT. Seller shall deliver to Purchaser the following, at Seller's expense:

          (a) TITLE COMMITMENT. No later than thirty (30) days following the date hereof, Seller shall deliver to Purchaser a title commitment for a ALTA Owner's Title Insurance Policy (the "Title Commitment"), issued by the Title Company, showing Purchaser as the proposed insured and Seller as the current holder of fee simple title to the real property described on Exhibit A hereto, subject to the standard printed exceptions. The amount of coverage provided by the Title Commitment shall be equal to the Purchase Price. If Purchaser objects to any exceptions to title shown in the Title Commitment or the Survey (as hereinafter defined), other than Permitted Exceptions (which Purchaser, by execution of this Agreement, has agreed to accept) and mortgage liens (which Seller shall release on or before the Closing Date), Purchaser shall give Seller written notice of such objection within five (5) business days following the date of Purchaser's receipt of both the Title Commitment and Survey. Any exceptions to title shown on the Title Commitment or the Survey to which Purchaser does not so object shall become additional "Permitted Exceptions" for purposes of this Agreement.
     If the Title Commitment or Survey disclose exceptions to title to which Purchaser has so objected, Seller shall, at its option, have thirty (30) days from the date of Purchaser's notice of objection to have such exceptions removed from the Title Commitment or Survey (or to have the Title Company commit to insure over such unpermitted exceptions) and provide evidence thereof to Purchaser, and the Closing Date shall be delayed if necessary to allow for said thirty (30) day period. If Seller fails to have such unpermitted exceptions removed (or insured over to Purchaser's reasonable satisfaction), Purchaser may elect, as its sole remedy, by notice to Seller given within five (5) days following the earlier to occur of: (i) the date Seller informs Purchaser that such unpermitted exceptions will not be removed or insured over; or (ii) the expiration of said thirty (30) day period, to (a) terminate this Agreement (in which event the Deposit shall be forthwith returned to Purchaser), or
     (b) accept title subject to such unpermitted exceptions and close the transactions contemplated hereby.

     6.4 SURVEY. Seller shall obtain and deliver to Purchaser a current survey (the "Survey") of the Property within thirty (30) days following the date hereof. The cost of obtaining the Survey shall be borne solely by Seller. The Survey shall be in form sufficient to permit the Title Company to delete the standard survey exception, except as to shortages in area, and be certified to Seller, Purchaser and Title Company.

                                   ARTICLE 7
                         CLOSING DELIVERIES; POSSESSION

     7.1 SELLER'S DELIVERIES. At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following, each of which shall be in form and substance reasonably acceptable to counsel for Purchaser, and none of which shall contain any representations or warranties, express or implied by Seller except to the extent specifically provided hereinbelow:

          (a) Recordable special warranty deed from Seller to Purchaser conveying the Real Property, subject only to the Permitted Exceptions;

          (b) A Bill of Sale transferring to Purchaser without recourse all of Seller's right, title and interest in and to the Fixtures and Tangible Personal Property, Consumables and Operating Equipment;

          (c) An assignment conveying and transferring to Purchaser without recourse all of Seller's right, title and interest in, to and under any and all Bookings, Motel Contracts and Permits (to the extent assignable, and with the specific exception of the Motel franchise agreement);

          (d) An ALTA Owner's Title Insurance Policy (the "Title Policy"), issued in favor of Purchaser by the Title Company, in the amount of the Purchase Price, insuring Purchaser's fee simple title to the Real Property, subject only to the Permitted Exceptions and otherwise in conformity with the Title Commitment;

          (e)   The FIRPTA Certificate;

          (f) A counterpart of the Preliminary Closing Statement, executed by Seller;

          (g) A copy of a letter addressed to and accepted by the Manager terminating the Operating Lease as to the Motel as of the Closing Date;

          (h) IRS Form 1099 and any State, County or local transfer declarations required by any governmental authority having jurisdiction over the Property; and

          (i) A list certified by the Manager of all Continuing Obligations and Motel Contracts as of the Closing Date.

     Purchaser acknowledges that all documents executed and delivered by Seller at Closing will contain the exculpation provisions set forth in
Article 16 of this Agreement.

     7.2 PURCHASER'S DELIVERIES. At Closing, Purchaser shall cause to be delivered to Seller the Purchase Price, together with the following, each of which shall be in form and substance reasonably acceptable to Seller and its counsel:

          (a) An assumption of all obligations of Seller arising from and after the Closing Date under the items assigned to Purchaser pursuant to
     Section 7.1(c) hereof;

          (b) A counterpart of the Preliminary Closing Statement, executed by Purchaser; and

          (c) A fully executed Super 8 Motels, Inc. franchise agreement for the Property between Super 8 Motels, Inc. and Purchaser.

     7.3 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be delivered by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required to be made by Purchaser and Seller shall have been made, and all transactions contemplated hereby shall have been consummated, except to the extent that such delivery or transaction may be waived by the party to be benefited thereby.

     7.4 FURTHER ASSURANCES. Seller and Purchaser will, at the Closing, or at any time or from time to time thereafter, upon request of either party, execute such additional instruments, documents or certificates as either party or the Title Company deems reasonably necessary, including, without limitation, State, County, or local transfer declarations, in order to convey, assign and transfer the Property to Purchaser and otherwise to carry out this Agreement.

     7.5 POSSESSION. Possession of the Property shall be delivered to Purchaser at Closing, subject to the Permitted Exceptions.

                                   ARTICLE 8
                 ADJUSTMENTS AND PRORATIONS:  CLOSING STATEMENTS

     8.1 ADJUSTMENTS AND PRORATIONS. The following matters and items shall be apportioned between the parties hereto or, where appropriate, credited in total to a particular party, as of the Cut-off Time:

          (a) RECEIVABLES; TRADE ACCOUNTS PAYABLE; CONTINUING OBLIGATIONS. Receivables and trade accounts payable shall be identified as of the Cut-off Time. Seller shall retain all Receivables. Following the Closing, Seller shall have the right to collect all Receivables, and if Purchaser shall receive any payment on account of any Receivables at any time following the Closing, Purchaser shall promptly remit such payment to Seller. Notwithstanding the foregoing, Seller shall receive a credit for guest ledger amounts accrued as of the Cut-off Time, including the amount of guest room rentals for the full night which begins on the day immediately preceding the Closing Date. Purchaser will honor, for its account, the terms and rates of all pre-closing reservations confirmed fordates after the Closing Date. Any pre-closing down payments on such confirmed reservations and other advance payments made with respect to Bookings for Motel facilities for dates on or after the Closing Date will be credited to Purchaser at the Closing.
     Seller shall pay all trade accounts payable due as of the Cut-off Time for goods and services received prior to the Cut-off Time. Purchaser may either refuse delivery of or accept and pay for goods and services received following the Cut-off Time. Purchaser shall establish its own new trade accounts with vendors to be effective from and after the Cut-off Time. All Continuing Obligations shall be identified as of the Cut-Off Time, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the projected cost actually to be incurred by Purchaser in fulfilling such Continuing Obligations (subject to a discount reasonably determined by Seller and Purchaser to reflect the degree of likelihood that Purchaser will be required to satisfy such Continuing Obligations).

          (b) TAXES AND ASSESSMENTS. All Impositions, water and sewer rents, rates and charges, vault charges, canopy permit fees, and other municipal permit fees shall be prorated on an accrual basis as of the Cut-off Time. If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill and shall be reprorated upon receipt of the actual tax bill. In the case of real and personal property AD VALOREM taxes, Seller shall pay all such taxes assessed by the respective jurisdictions for all fiscal periods prior to the fiscal period in which the closing occurs; such taxes assessed for the fiscal period in which the closing occurs shall be prorated as of the Cut-off Time. Seller shall pay any sales or transfer taxes or fees (including all documentary transfer taxes) resulting from the sale of the Property pursuant to this Agreement.

          (c) UTILITY CONTRACTS. Amounts payable under telephone and telex contracts and contracts for the supply of heat, steam, electric power, gas, lighting and any other utility service shall be prorated on an accrual basis as of the Cut-off Time, and Seller shall receive a credit for each deposit, if any, made by or on behalf of Seller as security under any such public service contracts provided that the same is transferable and remains on deposit for the benefit of Purchaser. Where possible, cut-off readings will be secured for all utilities on the Closing Date.

          (d) MOTEL CONTRACTS. Any amounts prepaid or payable under any Motel Contracts shall be prorated on an accrual basis as of the Cut-off Time.

          (e) MANAGEMENT FEES AND REIMBURSEMENTS. Seller shall pay all management fees and reimbursements (if any) due the Manager under the Operating Lease through the Closing Date.

          (f) VENDING MACHINE RECEIPTS. All receipts in vending machines at the Motel at the Cut-off Time shall become the property of Purchaser at Closing, and Seller shall receive a ratable credit therefor.

          (g) CONSUMABLES. All Consumables at the Motel at the Cut-off Time shall become the property of Purchaser at Closing, and Seller shall receive a ratable credit therefor.

          (h) OTHER. Such other items (except as provided to the contrary in this Agreement) which are normally prorated and adjusted in the sale of a motel shall be prorated and adjusted as of the Cut-off Time, including all petty cash funds transferred to Purchaser, for which Seller shall receive a credit, and all deposits and prepaid items which inure to the benefit of the Purchaser, for which Seller shall also receive a credit. Purchaser specifically understands that Purchaser shall not be entitled to any cash funds of Seller other than said petty cash funds, and that Seller shall receive a proration credit with respect to said petty cash funds as provided above.

     8.2 CLOSING STATEMENTS. Each party shall cause its designated representatives to enter the Motel at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations and audits of the Motel, and of the books and records of the Motel, as they deem necessary to make the adjustments and prorations required under this Article 8, or under any other provisions of this Agreement. Based upon such inventories, examinations and audits, at the Closing, the representatives of the parties shall jointly prepare and deliver to each party a Preliminary Closing Statement which shall show the net amount due either to Seller or Purchaser as a result thereof, and such net amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller pursuant to Section 3.3 hereof. The closing statement shall reflect that Purchaser shall receive a credit relating to maintenance items in the amount of $46,000.00. Within sixty
(60) days following the Closing Date, Seller and Purchaser shall agree on a Final Closing Statement setting forth the final determination of all items to be included on the Closing Statements. The net amount due Seller or Purchaser, if any, by reason of adjustments in the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of delivery of the Final Closing Statement to the parties. In the event the representatives of the parties are unable to reach agreement with respect to the Closing Statements, the parties shall submit their dispute to a firm of independent certified public accountants of recognized standing in the hotel industry (the "Accountants"), and the determination of such firm shall be conclusive on both parties hereto.

                                   ARTICLE 9
                       CONDITIONS TO SELLER'S OBLIGATIONS

     9.1 CONDITIONS. Seller's obligation to close hereunder shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Seller in writing:

          (a) PURCHASER'S COMPLIANCE WITH OBLIGATIONS. Purchaser shall have complied in all material respects with all obligations required by this Agreement to be complied with by Purchaser as of the Closing Date.

          (b) TRUTH OF PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in Section 5.2 shall have been true in all material respects when made, and shall be true in all material respects on the Closing Date.

     9.2 FAILURE OF CONDITIONS. If any condition precedent to Closing of Purchaser as set forth in Section 9.1 has not been fulfilled and satisfied as of the Closing Date, provided that Seller is not itself in default, Seller shall have the right, as its sole and exclusive remedy in lieu of any other remedies to which Seller might otherwise be entitled at law or in equity, to terminate this Agreement and to pursue the rights and remedies available to Seller under Section 3.2.

                                   ARTICLE 10
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     10.1 CONDITIONS. Purchaser's obligation to close hereunder shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Purchaser in writing:

          (a) SELLER'S COMPLIANCE WITH OBLIGATIONS. Seller shall have complied in all material respects with all obligations required by this Agreement to be complied with by Seller as of the Closing Date.

          (b) TRUTH OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Section 5.1 shall have been true in all material respects when made, and shall be true in all material respects on the Closing Date.

          (c) SELLER'S COMPLIANCE WITH FRANCHISE AGREEMENT. Seller shall have complied in all material respects with all obligations with its franchisor so as not to inhibit Purchaser's ability to obtain a franchise with such franchisor.

     10.2 FAILURE OF CONDITIONS. If any condition precedent to Closing of Seller as set forth in Section 10.1 has not been fulfilled and satisfied as of the Closing Date, provided that Purchaser is not itself in default, Purchaser shall have the right, as its sole and exclusive remedy, either (a) to terminate this Agreement, in which event the provisions of Section 3.2 shall apply, or
(b) to seek specific performance of this Agreement. Notwithstanding the foregoing, if the failure of such condition precedent is due to matters outside Seller's control, Purchaser agrees that its sole remedy shall be either (i) to terminate this Agreement and receive a refund of the Deposit, whereupon the parties shall have no further obligation or liability to each other hereunder, or (ii) to close the transactions contemplated hereby notwithstanding the failure of such conditions precedent, in which event such failure shall be deemed to have been waived by Purchaser.

                                   ARTICLE 11
                     ACTIONS AND OPERATIONS PENDING CLOSING

     11.1 ACTIONS AND OPERATIONS PENDING CLOSING. Seller agrees that from the date hereof through the Closing Date:

          (a) The Motel will continue to be operated, managed and maintained substantially in accordance with Seller's present standards.

          (b) Seller will maintain in effect all policies of casualty and liability insurance, or similar policies of insurance, with the same limits of coverage which it now carries with respect to the Motel.

          (c) Seller will not dispose of any of the Property, except for personal property, fixtures and Consumables, as the case may be, disposed of in the ordinary course of business.

          (d) Seller will not, after the expiration of the Due Diligence period, enter into any Motel Contracts without the prior written approval of Purchaser.

          (e) Seller will pay all expenses, accrued or otherwise, and of any type or kind whatsoever, through the Closing Date with regard to the Property and/or the Motel, subject to prorations at Closing;

          (f) Prior to or at Closing, Seller will cancel or terminate the agreement (operating lease) with the Manager; and

          (g) Seller will not, during the pending of this Agreement, place any new encumbrances on the Property or modify any franchise or licensing agreements or other documents material to the operation of the Property as a Super 8 Motel, without prior written consent of Purchaser.

                                   ARTICLE 12
                             CASUALTIES AND TAKINGS

     12.1 CASUALTIES. In the event that, subsequent to the date hereof and prior to Closing, any portion of the Real Property shall be damaged or destroyed by fire or other casualty in excess of One Hundred Thousand Dollars ($100,000.00), Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller within ten
(10) days after Seller notifies Purchaser of the casualty, at which time Seller shall direct the Escrowee to promptly return the Deposit to Purchaser or (b) proceed to close the transaction described herein pursuant to the terms hereof, in which event Seller shall, at Purchaser's option, deliver to Purchaser at Closing any insurance proceeds received by Seller attributable to the Property from such casualty or allow Purchaser at Closing a credit against the Purchase Price in the amount of such agreed upon insurance proceeds. In the event that such damage is an amount less than One Hundred Thousand Dollars ($100,000.00), Purchaser shall proceed to closing as contemplated herein provided that Purchaser may, at its option, (i) pay the full balance of the Purchase Price, in which event Purchaser shall be entitled to any insurance proceeds received attributable to the Property from such casualty or (ii) reduce the Purchase Price in an amount equal to the fair market value of the cost to repair the damages (as mutually agreed upon by Seller and Purchaser), in which event Seller shall be entitled to any insurance proceeds attributable to the Property from such casualty.

     12.2 TAKINGS. In the event of the institution of any proceeding for the taking or condemnation of a substantial portion of the Real Property prior to Closing, Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Purchaser of the proceedings for condemnation or taking, at which time Seller shall direct the Escrowee to promptly return the Deposit to Purchaser or (b) proceed to close the transaction described herein pursuant to the terms hereof, in which event Seller shall, at Purchaser's option, deliver to Purchaser at Closing any proceeds received by Seller attributable to the Property from such condemnation or eminent domain proceeding or allow

Purchaser at Closing a credit against the Purchase Price in the amount of such condemnation or taking. As used in this paragraph, the taking of a "substantial portion" of the Property shall mean (i) a taking in excess of Fifty Thousand Dollars ($50,000.00) of the fair market value of the Property or (ii) a taking which materially affects the value of the Property as used for the operation of a motel.

                                   ARTICLE 13
                                EMPLOYEE MATTERS

     13.1 EMPLOYEES. Purchaser shall have the continuing right to review all employment records and files of, and to interview, employees working at the Motel. Purchaser acknowledges that (i) all employees working at or in connection with the Motel are employees of Manager,
(ii) prior to the consummation of the Closing, Purchaser shall have no rights whatsoever in connection with the hiring or discharge of said employees, or in connection with any other matters relating to said employees, and (iii) Manager shall have the right to retain, discharge or transfer any or all of said employees at any time, and Seller makes no representation to Purchaser as to whether any of said employees will or will not be available for hire by Purchaser.

                                   ARTICLE 14
                                     NOTICES

     14.1 NOTICES. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called "Notices") required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by United States registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the party to be so notified as follows:

     If intended for Seller, to:   Capital Associates Realty Advisors Corp.
                                   1201 North Clark Street
                                   Suite 300
                                   Chicago, Illinois  60610-2270
                                   Attn:  Thomas J. Pabian

     With a copy to:               Rudnick & Wolfe
                                   203 North LaSalle Street
                                   Suite 1800
                                   Chicago, Illinois  60601
                                   Attn:  Harold B. Pomerantz, Esq.

     If intended for Purchaser to: Host Funding, Inc.
                                   1025 Prospect Street
                                   Suite 350
                                   LaJolla, California  92037
                                   Attn: Chap Riedel

     Notices mailed by registered or certified mail shall be deemed received by the addressee three (3) business days after mailing thereof.
 Notices personally delivered shall be deemed received by the addressee when delivered. Notices transmitted by overnight express courier shall be deemed received by the addressee on the next business day following the date of transmittal thereof. Either party may at any time change the address for notice to such party by mailing a Notice as aforesaid.

                                   ARTICLE 15
                              ADDITIONAL COVENANTS

     15.1 ADDITIONAL COVENANTS. In addition, the parties agree as follows:

          (a) EXPENSES. Seller shall be responsible for the payment of all title insurance premiums and charges for the issuance of the Title Policy, fifty percent (50%) of all escrow fees, all documentary transfer taxes and the entire cost of the survey. Purchaser shall be responsible for the payment of fifty percent (50%) of all escrow fees, all recording charges and all additional title coverages and endorsements. The fees and expenses of Seller's designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser's designated representatives, accountants and attorneys shall be borne by Purchaser.

          (b) BROKERAGE. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder with respect to the transaction contemplated hereby, other than Hotel Partners, Inc. ("Broker"). Seller agrees to pay any and all brokerage commissions to which Broker shall be entitled in connection with this transaction and agrees to indemnify Purchaser for any claim for brokerage commission or finder's fee in connection with this transaction asserted by Broker.
     Seller and Purchaser each represent and warrant to the other that it has not authorized any broker, agent or finder to act on its behalf (other than the Broker), nor does it have any knowledge of any other broker, agent or finder purporting to act on its behalf in respect of this transaction, and Seller and Purchaser each hereby covenant and agree to indemnify, defend and hold harmless the other from and against any cost, expense, claim, liability or damage (including, without limitation, reasonable attorneys' fees and court costs) resulting from any breach of the representation and warranty contained herein.

          (c) BOOKS AND RECORDS. The transfer of the Property contemplated hereby includes the books and records of Seller pertaining strictly to the business of the Motel. Purchaser covenants and agrees that such books and records will remain in the Motel or at Purchaser's office for examination and audit by Seller and its agents after the Closing as provided in this subsection (c). To the extent said books and records are located in a centralized location, such books and records will be delivered to Purchaser at the Closing. Books and records not pertaining strictly to the business of the Motel may be removed by Seller within a reasonable time after the Closing Date. Purchaser agrees to preserve all books and records, files and correspondence, and not to destroy or dispose of the same, for at least five (5) years following the Closing Date. Purchaser agrees to provide Seller and its representatives access to such books, records, files and correspondence at all reasonable times.

          (d) PUBLICITY. All notice to third parties and all other publicity concerning the transactions contemplated hereby shall be jointly planned and coordinated by and between Purchaser and Seller. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other; however, such approval shall not be unreasonably withheld or delayed.

          (e) ASSIGNMENT. Notwithstanding the foregoing, except for an assignment of this Agreement to CrossHost, Inc., a Maryland corporation, which is a wholly owned subsidiary of Purchaser, or to such other assignee which is affiliated with Purchaser and is reasonably acceptable to Seller, neither Seller nor Purchaser shall have the right to assign its interest in this Agreement without the prior written consent of the other party, which consent may be given or withheld in the sole discretion of the party whose consent is requested; provided, however, the party assigning its interest in this Agreement shall remain liable for any and all of its obligations hereunder.

          (f) LITIGATION COSTS. In the event of any action or proceeding at law or in equity between Seller and Purchaser to enforce any provision of this Agreement or to protect or establish any right or remedy of either party hereunder, the unsuccessful party to such litigation shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees incurred therein by such prevailing party (collectively, "Litigation Costs"), and if such prevailing party shall recover judgment in any such action or proceeding, such Litigation Costs shall be included in and as a part of such judgment.

          (g) INTEGRATION/CHOICE OF LAW. This Agreement (including all exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged or as otherwise expressly provided in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

          (h) EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of signature pages, following which executed original counterparts shall be exchanged in the ordinary course of business.

          (i) REAL ESTATE COMMITTEE APPROVAL. The execution and delivery of this Agreement by Seller and the obligation of Seller to close the transaction contemplated hereby is subject to review and approval of this Agreement and of the transaction contemplated hereby by Seller's real estate investment committee. If Seller's real estate investment committee does not approve this transaction, Seller shall deliver written notice to Purchaser of such committee's disapproval decision prior to execution of this Agreement by Seller.

          (j) EXECUTIVE COMMITTEE APPROVAL. Purchaser hereby acknowledges that its Executive Committee, which is composed of a majority of the Board of Directors, has approved this Agreement and the transaction contemplated hereby.

                                   ARTICLE 16
                                   EXCULPATION

     16.1 EXCULPATION. Except to the extent of proceeds received by Seller as a result of the closing of this transaction and except for a period of eighteen (18) months after the closing of this transaction, neither Seller nor any present or future officer, director, employee, trustee, member or agent of Seller shall have any personal liability, directly or indirectly, and recourse shall not be had against Seller or any such officer, director, employee, trustee, member or agent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with same. Except as otherwise expressly provided in this Section 16.1, Purchaser hereby waives and releases any and all such personal liability and recourse. Except as otherwise expressly provided in this Section 16.1, Purchaser and its successors and assigns and all other persons claiming by, through or under Purchaser shall look solely to Seller' interest in the Property with respect to any claim against Seller arising under or in connection with this Agreement or any other document or instrument. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitations on liability otherwise set forth herein or applicable by law or in any other contract, agreement or instrument. All documents executed by Seller in connection with this Agreement shall contain this provision and the provision in Section 16.2.

     16.2 AGENCY. Capital is acting solely as the duly authorized agent for Seller in connection with this Agreement. All of the terms, provisions, stipulations, covenants and conditions to be performed by Seller are undertaken solely as said agent and not personally or individually by Capital. No personal liability shall be asserted or enforceable against Capital or any of its employees, officers, directors, shareholders or agents by reason of any of the terms, provisions, stipulations, covenants, conditions and statements contained in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

                                  SELLER:

                                  TEACHERS' RETIREMENT SYSTEM OF
                                  THE STATE OF ILLINOIS

                                  By: CAPITAL ASSOCIATES REALTY ADVISORS CORP., its Investment Manager


                                      By:
                                         ----------------------------------
                                         Thomas J. Pabian
                                         Executive Vice President

                                         PURCHASER:

                                         HOST FUNDING INC.,
                                         a Maryland Corporation


                                         By:
                                            -----------------------------------
                                            Name:
                                                 ------------------------------
                                            Its:
                                                 ------------------------------

                                    EXHIBIT A

                                LEGAL DESCRIPTION


COUNTY OF COCONINO
STATE OF ARIZONA

PROPERTY: Flagstaff Super 8 Motel
          Flagstaff, Arizona

                                    EXHIBIT B

                              PERMITTED EXCEPTIONS


     Flagstaff Super 8 Motel
     Flagstaff, Arizona

                             PERMITTED ENCUMBRANCES

1.   Rights or claims of parties in possession not shown by public records.

2.   Easements, or claims of easements, not shown by the public records.

3. Encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises.

4. Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

5. Taxes or special assessments which are not shown as existing liens by the public records.
6. Real estate taxes which have become a lien against the Real Estate but which are not yet due and payable.

7. Any encumbrances to title shown on title commitment dated November 7, 1996 and issued by Near North National Title Corporation, as agent for First American Title Insurance Company and title exceptions caused by and/or resulting from the acts of Purchaser.

8. Acts of Purchaser or any contractor, agent, representative or employee of Purchaser or those acting under them.

                                    EXHIBIT C

                               FIRPTA CERTIFICATE

TO:  Host Funding, Inc.
     ("Transferee")

     Section 1445 of the Internal Revenue Code ("FIRPTA") provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. TEACHERS' RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a Delaware limited partnership (the "Transferor"), hereby certifies the following to Transferee:

     1. The Transferor is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations;

     2.   The Transferor's U.S. employer identification number is 37-131436;
and

     3. The Transferor's office address is: c/o Capital Associates Realty Advisors Corp., 1201 North Clark Street, Suite 300, Chicago, Illinois 60610-2270.

     The undersigned understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief the information contained herein is true, correct and complete, and the undersigned further declares that it has the requisite authority to sign this document.

     Further, the undersigned hereby agrees to indemnify and hold harmless Transferee, Transferee's agents and the agents of the undersigned from and against any and all loss, liability, costs, damages, claims or causes of action which may arise or be incurred by Transferee, Transferee's agents or the agents of the undersigned by reason of any failure of any certification made herein to be true and correct in all respects or by reason of any failure to withhold any amount required under FIRPTA, as a result of the transfer.

_______________, 1996

                                  TEACHERS' RETIREMENT SYSTEM OF THE
                                  STATE OF ILLINOIS

                                  By: CAPITAL ASSOCIATES REALTY ADVISORS CORP., its Investment Manager


                                       By:
                                          --------------------------------------
                                          Thomas J. Pabian
                                          Executive Vice President


                                       C-1